Exhibit 10.7

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (the “Agreement”), dated as of August 8, 2014, is made by and between INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation (“Inland American”), and XENIA HOTELS & RESORTS, INC., a Maryland corporation (formerly known as IA Lodging Group, Inc., a Delaware corporation, and Inland American Lodging Group, Inc., a Delaware corporation)(“Xenia”). Inland American and Xenia are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A. WHEREAS, Xenia is a wholly-owned subsidiary of Inland American.

B. WHEREAS, the board of directors of Inland American (the “Board”) has determined that it is advisable and in the best interests of Inland American to list the common stock, par value $0.01 per share, of Xenia (the “Common Stock”) on a national securities exchange and distribute (the “Distribution”) a specified percentage of the Common Stock on a pro rata basis to Inland American stockholders of record as of a to-be-determined record date (the “Spin-Off”), and thereby establish Xenia as an independent publicly-traded company real estate investment trust (“REIT”).

C. WHEREAS, as previously disclosed in Inland American’s public filings, the Securities and Exchange Commission (the “SEC”) is conducting a non-public, formal, fact-finding investigation (the “SEC Investigation”) to determine whether there have been violations of certain provisions of the federal securities laws regarding Inland American’s business manager fees, property management fees, transactions with its affiliates, timing and amount of distributions paid to investors, determination of property impairments, and any decision regarding whether Inland American might become a self-administered REIT.

D. WHEREAS, Inland American has also received three related demands (“Derivative Demands”) by stockholders to conduct investigations regarding claims that Inland American’s officers, the Board, former business manager, and affiliates of Inland American’s former business manager (collectively, the “Inland American Parties”) breached their fiduciary duties to Inland American in connection with the matters that are subject to the SEC Investigation. Inland American also received a letter from another stockholder that fully adopts and joins in the first Derivative Demand, but makes no additional demands on Inland American to perform investigation or pursue claims.

E. WHEREAS, upon receiving the first of the Derivative Demands, the Board responded by authorizing the independent directors on the Board to investigate the claims contained in the first Derivative Demand, any subsequent stockholder demands, as well as any other matters the independent directors see fit to investigate, including matters related to the SEC Investigation. Pursuant to this authority, the independent directors have formed a special litigation committee that is comprised solely of independent directors to review and evaluate the matters referred by the full Board to the independent directors, and to recommend to the full Board any further action as is appropriate (the “SLC Investigation”).

F. WHEREAS, on March 21, 2013, counsel for the stockholders who made the first Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of Inland American (the “Derivative Lawsuit”).

G. WHEREAS, in connection with the Spin-Off, Inland American and Xenia desire to enter into this Agreement to provide for certain indemnification rights in favor of Xenia and the other Indemnitees (as defined below).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1:

“AAA” has the meaning set forth in Section 20.

“Action” means any claim, action, suit, countersuit, arbitration, litigation, or proceeding by or before any Governmental Authority or any arbitration or mediation tribunal or authority seeking damages, fines, penalties, or injunctive or other monetary or non-monetary relief.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Board” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in Section 20.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” has the meaning set forth in Section 21.

“Contract” means any written, oral, implied or other contract, agreement, covenant, undertaking, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Derivative Demands” has the meaning set forth in the recitals to this Agreement.

“Derivative Lawsuit” has the meaning set forth in the recitals to this Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board, in its sole and absolute discretion.

“Escrow Account” has the meaning set forth in Section 3(j).

“Expense Amount” has the meaning set forth in Section 3(j).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing in any jurisdiction.

“Indemnifiable Loss” has the meaning set forth in Section 4.

“Indemnitee” means any of the Xenia Indemnitees.

“Indemnity Payment” has the meaning set forth in Section 4.

“Inland American” has the meaning set forth in the preamble to this Agreement.

“Inland American Parties” has the meaning set forth in the recitals to this Agreement.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Loss” means any and all damages, losses, deficiencies, Liabilities (including, but not limited to, those arising out of Actions), obligations, penalties, judgments, settlements, claims, payments, interest costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Party” has the meaning set forth in the preamble of this Agreement.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Nonqualifying Income” means gross income that does not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Recipient Party” has the meaning set forth in Section 20.

“REIT” has the meaning set forth in the recitals to this Agreement.

“REIT Indemnitees” has the meaning set forth in Section 3(j).

“REIT Requirements” means Sections 856(c)(2) and 856(3) of the Code.

“Request for Arbitration” has the meaning set forth in Section 20.

“Requesting Party” has the meaning set forth in Section 20.

“SEC” has the meaning set forth in the recitals to this Agreement.

“SEC Investigation” has the meaning set forth in the recitals to this Agreement.

“SLC Investigation” has the meaning set forth in the recitals to this Agreement.

“Spin-Off” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasigovernmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third-Party Claim” has the meaning set forth in Section 3(a) of this Agreement.

“Xenia” has the meaning set forth in the preamble to this Agreement.

“Xenia Indemnitees” means Xenia and its Subsidiaries, directors, officers, agents, representatives and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, predecessors, successors and assigns.

2. Indemnification by Inland American. To the fullest extent allowed by law or governmental regulation, Inland American hereby agrees absolutely, irrevocably and unconditionally to indemnify, defend and hold harmless the Xenia Indemnitees from and against all Losses which are imposed upon, asserted or brought against or incurred by Xenia or any Xenia Indemnitee as a result of, or relating to or arising out of any of the following (without duplication):

(i)	the SEC Investigation;

(ii)	the Derivative Demands;

(iii)	the Derivative Lawsuit; or

(iv)	the SLC Investigation.

in each case, regardless of when or where the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

3. Procedures for Indemnification.

(a) If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify Inland American in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release Inland American from any of its obligations except and solely to the extent Inland American shall have been materially prejudiced as a result of such failure (except that Inland American shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to Inland American, promptly (and in any event within fifteen (15) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(b) Subject to Section 3(c), Inland American shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at its own cost and expense and by its own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Section 3) to the applicable Indemnitee within thirty (30) days of the receipt of notice from such Indemnitee of the Third-Party Claim (failure of Inland American to respond within such thirty (30) day period shall be deemed to be an election by Inland American not to assume the defense for such Third-Party Claim). After a notice from Inland American to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with Inland American in such defense and make available to Inland American all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably requested by Inland American; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(c) Notwithstanding anything to the contrary in this Section 3, in the event that (i) Inland American elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between Inland American and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, or (iv) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at Inland American’s expense. with counsel of Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, Inland American shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in Inland American’s possession or under Inland American’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require Inland American to disclose any information the disclosure of which would, in the good faith judgment of Inland American, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d) No Indemnitee may settle or compromise any Third-Party Claim without the consent of Inland American (not to be unreasonably withheld, conditioned or delayed). If Inland American has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation of Inland American to pay any amount in respect of such Third-Party Claim that Inland American was not consulted in the defense thereof, that Inland American’s views or opinions as to the conduct of such defense were not accepted or adopted, or that Inland American does not approve of the quality or manner of the defense thereof.

(e) In the case of a Third-Party Claim, Inland American shall not consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(f) In the event of payment by Inland American to any Indemnitee in connection with any Third-Party Claim, Inland American shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with Inland American in a reasonable manner, and at the cost and expense of Inland American, in prosecuting any subrogated right or claim.

(g) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to Inland American. Inland American shall have a period of 15 days after the receipt of such notice within which to respond thereto. If Inland American does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to it under applicable law or under this Agreement.

(h) In addition to any adjustments required pursuant to Section 4, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to Inland American.

(i) Absent fraud or intentional misconduct by Inland American, the indemnification provisions of this Agreement shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Agreement against Inland American.

(j) Notwithstanding anything to the contrary in this Agreement, the amount of any indemnification payments due under this Agreement to Xenia and its Subsidiaries (the “REIT Indemnitees”) shall not exceed an amount equal to the maximum amount that can be paid to the REIT Indemnitees in such year without causing Xenia to fail to meet the REIT Requirements for any tax year, determined as if such indemnification payment was Nonqualifying Income, as determined by the REIT tax counsel or independent accountants to

Xenia. If the amount payable for any tax year under the preceding sentence is less than the amount that Inland American would otherwise be obligated to pay to the REIT Indemnitees pursuant to this Agreement (the “Expense Amount”), then: (1) Inland American shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the REIT Indemnitees and shall not release any portion thereof to the REIT Indemnitees, and (2) the REIT Indemnitees shall not be entitled to any such amount, unless and until the REIT Indemnitees deliver to Inland American, at the sole option of the Xenia, (i) an opinion of Xenia’s REIT tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from Xenia’s independent accountants indicating the maximum amount that can be paid at that time to the REIT Indemnitees without causing Xenia to fail to meet the REIT Requirements for any relevant taxable year (in which case, the REIT Indemnitees shall be entitled to receive from the Escrow Account an amount not in excess of such maximum amount), or (iii) a private letter ruling issued by the IRS to Xenia indicating that the receipt of any Expense Amount hereunder will not cause Xenia to fail to satisfy the REIT Requirements.

4. Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Agreement (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which Inland American is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from Inland American in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to Inland American an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Agreement and otherwise determined to be due and owing by Inland American; rather, Inland American shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to Inland American of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use commercially reasonable efforts to assist Inland American in recovering or to recover on behalf of Inland American, any Insurance Proceeds to which Inland American is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to Inland American and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by Inland American with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require an Indemnitee to make available books and records, communications, documents or items which (i) in such Indemnitee’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Indemnitee is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Indemnitee shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless Inland American has made payment in full of any Indemnifiable Loss, Inland American shall use commercially reasonable efforts to recover any Insurance Proceeds to which it or any Affiliate is entitled with respect to any Indemnifiable Loss.

5. Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which Inland American is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority.

6. Survival of Indemnities. The rights and obligations of the Parties and the Xenia Indemnitees under this Agreement shall survive the Distribution Date indefinitely and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

7. Limitation of Liability. EXCEPT WITH RESPECT TO THIRD-PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon the Parties and their successors and assigns. Except for the Xenia Indemnitees, this Agreement is solely for the benefit of Inland American and Xenia.

9. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

10. Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous discussions, negotiations, commitments and writings with respect to such subject matter.

11. Expenses. Each Party shall bear its respective out-of-pocket costs and expenses in connection with the preparation, execution and delivery of this Agreement.

12. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any Party hereto, each Party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Parties hereunder shall be specifically enforceable.

13. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14. Recitals. The Recitals shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

15. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, sent by electronic mail or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

To Inland American:

Inland American Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attn: General Counsel

Phone: (630) 586-6364

Facsimile: (630) 954-5655

Email: swilton@inlandgroup.com

with a copy to counsel at the address below which shall not constitute notice:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attn: Cathy A. Birkeland

Phone: (312) 876-7681

Facsimile: (312) 993-9767

Email: cathy.birkeland@lw.com

To Xenia:

Xenia Hotels & Resorts, Inc.

200 S. Orange Avenue, Suite 1200

Orlando, Florida 32801

Attn: President and Chief Executive Officer

Phone: (407) 982-4150

Facsimile: (866) 748-7101

Email: mverbaas@iamlodging.com

with a copy to counsel at the address below which shall not constitute notice:

Xenia Hotels & Resorts, Inc.

200 S. Orange Avenue, Suite 1200

Orlando, Florida 32801

Attn: General Counsel

Phone: (407) 317-6950

Facsimile: (866) 748-7101

16. Governing Law; Jurisdiction. This Agreement and the transactions contemplated herein, and all disputes between the Parties arising out of or related to this Agreement, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles thereof. For the purpose of enforcing awards under Section 20 hereof, each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties hereto in express reliance upon 6 Del. C. § 2708. Subject to paragraph 20 below, each of the Parties (A) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any legal proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (B) agrees that every such legal proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware with subject matter jurisdiction), (C) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (D) agrees not to bring any legal proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (E) waives any defense of inconvenient forum to the maintenance of any legal proceeding so brought.

17. Waiver of Bond. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any legal proceeding, including an appeal thereof.

18. Service. For the purpose of enforcing awards under Section 20 hereof, each of the Parties agrees (i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Party hereto of the name and address of such agent, (ii) that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to its address as specified in Section 15 hereof with a proof of mailing receipt validated by the U. S. Postal Service shall be effective service of process for any legal proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, and (iii) to the fullest extent permitted by applicable law, that service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

19. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING ENFORCEMENT OF ARBITRAL AWARDS UNDER SECTION 20 BELOW, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20. Arbitration of Disputes.

(a) Except for a claim filed by one Party against another Party on a compulsory basis in defending against a Third-Party Claim, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association (“AAA”). Any Party (a “Requesting Party”) may initiate arbitration by notice to the other affected Party or Parties (a “Recipient Party”) (a “Request for Arbitration”). The arbitration shall be conducted in accordance with AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Wilmington, Delaware. The arbitration shall be conducted by a single arbitrator appointed by the Recipient Party from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by the Requesting Party to the Recipient Party within fifteen (15) days after delivery of the Request for Arbitration. In the event the Requesting Party fails to send a list of at least five (5) qualified individuals to serve as arbitrator to the Recipient Party within such fifteen-day period, then the Recipient Party shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event the Recipient Party fails to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after its receipt of such list from the Requesting Party, the Requesting Party shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with either of the Parties and who has at least fifteen (15) years of experience in the practice of law with experience in corporate or commercial transactions. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The Parties may agree to extend the time limits specified in the foregoing sentence.

(b) The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware without giving effect to the principles of conflicts of law, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing Party or Parties. The arbitrator also has the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any Party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the Parties an opportunity to present written submissions and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The Parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction. Each Party to this Agreement irrevocably submits to the non-exclusive jurisdiction of and venue in the courts of the State of Delaware and of the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware with subject matter jurisdiction) in connection with any such proceeding, and waives any objection based on forum non conveniens.

(c) The Parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided that nothing herein shall prevent a Party from disclosing information regarding the arbitration for purposes of enforcing the award. The Parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

21. Confidentiality. Each of the Parties agrees to keep the terms of this Agreement and this Agreement (collectively, “Confidential Information”) confidential other than to the extent required by law, rule, regulation, stock exchange rule, subpoena, court order or any other similar judicial or legal process or in connection with any legal proceedings or otherwise requested by any governmental agency, regulatory authority (including, any self-regulatory organization claiming to have jurisdiction) or any bank examiner; provided that if any Party discloses any Confidential Information to a person in accordance with this paragraph, then such Party will, to the extent not prohibited by any Law, inform the recipient of the Confidential Information of the confidential nature of such information and notify the other Party to this Agreement of such disclosure promptly.

IN WITNESS WHEREOF, Inland American and Xenia have executed and delivered this Indemnity Agreement as of the date and year first above written.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Scott W. Wilton

Name:	Scott W. Wilton
Title:	Executive Vice President – General Counsel and Secretary

XENIA HOTELS & RESORTS, INC.

By:	/s/ Marcel Verbaas

Name:	Marcel Verbaas

Title:	President and Chief Executive Officer

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Signature page to Indemnity Agreement